                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   LAWTER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   LAWTER INTERNATIONAL, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                           LAWTER INTERNATIONAL, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 24, 1997

TO THE STOCKHOLDERS:

    Notice is hereby given that the Annual Meeting of Stockholders of Lawter International, Inc., a Delaware corporation, will be held in the Auditorium on the seventh floor of the Terra Museum of American Art, 664 North Michigan Avenue, Chicago, Illinois on Thursday, April 24, 1997, at 10:00 A.M., Chicago time, for the purpose of considering and taking action upon the following:

    1. The election of seven directors of the Company to hold office until the Annual Meeting of Stockholders in 1998 or until their successors are elected and qualified.

    2. A proposal to approve an amendment to the 1992 Non-Qualified Stock Option Plan.

    3. A proposal to approve an amendment to the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors.

    4. Such other matters as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on March 3, 1997, as the record date for said meeting, and only holders of Common Stock of the Company of record at that time will be entitled to notice of and to vote at said meeting or any adjournment thereof.

    The Annual Report and Form 10-K of the Company for the year ended December 31, 1996 are enclosed herewith.

    By Order of the Board of Directors.

                                                          MARK W. JOSLIN
                                                          SECRETARY

March 24, 1997

                                   IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, MANAGEMENT URGES YOU TO DATE, SIGN AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE.

                           LAWTER INTERNATIONAL, INC.
                              990 SKOKIE BOULEVARD
                           NORTHBROOK, ILLINOIS 60062
                                PROXY STATEMENT

    This Proxy Statement and the accompanying Proxy card are being mailed to stockholders on or about March 24, 1997, in connection with the solicitation of proxies by the Board of Directors of Lawter International, Inc. (hereinafter referred to as the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on April 24, 1997, pursuant to the accompanying notice.

    All proxies duly executed and returned will be voted. In the absence of specific instructions to the contrary, proxies received will be voted in accordance with the recommendations made herein with respect to the proposals described in this Proxy Statement. Any stockholder who submits a proxy for said meeting has the right to revoke it at any time prior to the voting thereof, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy. Votes will be tabulated, using an automated scanner, by the inspectors of election appointed by the Company.

    Each stockholder is entitled to one vote for each share of Common Stock of the Company beneficially owned in his/her name at the close of business on March 3, 1997. As of said date, there were issued and outstanding 45,359,035 shares of Common Stock of the Company and a majority of such shares, present in person or represented by proxy, will constitute a quorum.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following persons are known by the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock:

NAME AND ADDRESS OF                                          AMOUNT AND NATURE OF
BENEFICIAL OWNERS                                            BENEFICIAL OWNERSHIP   % OF CLASS
-----------------------------------------------------------  --------------------  -------------
The Estate of Daniel J. Terra..............................     11,352,255 shares         25.0%
990 Skokie Boulevard
Northbrook, Illinois 60062

James D. Terra.............................................      2,244,137 shares          5.0%
990 Skokie Boulevard
Northbrook, Illinois 60062

                             ELECTION OF DIRECTORS

    At the meeting, a full board of seven directors is proposed to be elected. Each of such directors will hold office until the annual meeting of stockholders in 1998 or until the election and qualification of a successor. The Board of Directors has nominated William P. Clark, Arthur A. Hartman, John P. Jilek, Leonard P. Judy, Richard D. Nordman, John P. O'Mahoney and Fred G. Steingraber for re-election to the Board. It is intended that all shares represented at the meeting by validly executed, unrevoked proxies solicited by the Board of Directors of the Company will be voted for the election as directors of the nominees named below, except as otherwise directed by stockholders in the accompanying form of proxy. Directors are elected by a plurality of the votes cast by the holders of the Common Stock of the Company at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-votes or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes.

    The names of the nominees of the Board of Directors, and certain information with respect to each, are as follows:

                                                                                                         YEAR FIRST
NAME, AGE, OCCUPATION                                                                                      ELECTED
AND BUSINESS EXPERIENCE                                                                                  A DIRECTOR
------------------------------------------------------------------------------------------------------  -------------
WILLIAM P. CLARK, 65..................................................................................      1985
  Chief Executive Officer, Clark Company, private investments, since 1985. He is a director of Pacific
  Telesis Corporation and Dulles Access Rapid Transit (DART).(1)(2)

ARTHUR A. HARTMAN, 70.................................................................................      1994
  Senior Consultant, APCO Associates, Inc., international business consultants, since 1989. He is a director of ITT Hartford Insurance Group, Dreyfus Funds and First NIS Investment Fund.(1)(2)

JOHN P. JILEK, 45.....................................................................................      1996
  President and Chief Operating Officer, since 1996 and Vice President, 1989-1995, of the Company.

LEONARD P. JUDY, 57...................................................................................      1993
  Private investor since August 1994. Chairman of the Board and Chief Executive Officer 1988-1994,
  Rust-Oleum Corporation, manufacturer and marketer of premium coatings. He is a director of Trustmark
  Insurance Co.(1)(2)

RICHARD D. NORDMAN, 50................................................................................      1982
  Consultant, since 1996. President and Chief Operating Officer of the Company, 1986-1995, Chairman,
  Crown Financial Group, Inc., investment advisors, since 1996.

JOHN P. O'MAHONEY, 40.................................................................................      1996
  Chairman, since July 1996 and Chief Executive Officer, since January 1996, Vice President,
  1993-1995, and European General Manager, 1990-1993, of the Company.

FRED G. STEINGRABER, 58...............................................................................      1993
  Chief Executive Officer, A.T. Kearney, Inc., an EDS Company since 1995, Chairman of the Board and
  Chief Executive Officer, 1986-1995, and Chief Executive Officer, 1983-1995, A.T. Kearney, Inc.,
  international management consultants. He is a director of Maytag Corporation, Mercury Finance
  Company, Southeastern Thrift and Bank Fund, and A.T. Kearney, Inc.(1)(2)

------------------------

(1) Member of Audit Committee.

(2) Member of Compensation Committee.

    The Board of Directors of the Company held six meetings during 1996. The Board has two committees, the Audit Committee and the Compensation Committee, which held two meetings each during 1996. All of the directors attended at least 75% of the aggregate of such Board and Committee meetings. The Board does not have a nominating committee.

    The functions of the Audit Committee are to recommend to the Board of Directors the independent auditors to be selected for each year and to discuss with the auditors the scope of the annual audit, the results thereof, and the adequacy of the Company's accounting, financial and operating controls.

    The functions of the Compensation Committee are to review the performance and compensation of officers and to approve stock options granted to officers and other key employees.

    No authority under the enclosed proxy will be exercised to vote for any person as a director who is not included in the nominees named above, unless any of such nominees should become unable to serve, in which case it is intended that the proxy will be voted for a nominee or nominees who will be designated by the Board of Directors. The Board has no reason to believe that any of the above nominees will cease to be a candidate prior to the meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth certain information as of February 14, 1997 as to the beneficial ownership of the Company's outstanding Common Stock by the directors and named executive officers of the Company and by all current directors and executive officers of the Company as a group:

                                                               SHARES OF COMMON
                                                              STOCK BENEFICIALLY   % OF
NAME                                                               OWNED(2)        CLASS
------------------------------------------------------------  ------------------   -----
William P. Clark............................................       50,000          (1)
Arthur A. Hartman...........................................       50,000          (1)
Ludwig P. Horn..............................................       40,138          (1)
John P. Jilek...............................................      246,441          (1)
Leonard P. Judy.............................................       59,000          (1)
Richard D. Nordman..........................................      247,852(3)       (1)
John P. O'Mahoney...........................................      272,196          (1)
Fred G. Steingraber.........................................       50,000          (1)
All current directors and executive officers as a group.....    1,015,627           2.2%

------------------------

(1) Less than 1%.

(2) The numbers and percentages of shares owned as shown in the table assume that currently unexercised stock options covering shares which were exercisable within 60 days of February 14, 1997 had been exercised as follows: Mr. Clark -- 50,000; Mr. Hartman -- 50,000; Mr. Horn -- 35,000; Mr.
    Jilek -- 200,000; Mr. Judy -- 50,000; Mr. Nordman -- 200,000; Mr. O'Mahoney
    -- 250,000; Mr. Steingraber -- 50,000; and all current directors and executive officers as a group -- 885,000. Such persons and the members of such group disclaim any beneficial ownership of the shares subject to such options.

(3) Does not include 22,805 shares owned by Mr. Nordman's wife in which Mr. Nordman disclaims any beneficial interest.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The Compensation Committee was composed of Mr. Clark, Mr. Hartman, Mr. Judy and Mr. Steingraber, the four independent, non-employee directors, at the time of the actions covered by this report. The Compensation Committee meets at least annually to discuss and determine compensation for executive officers. The Compensation Committee is solely responsible for determining the executive officers' salary and long-term compensation granted in the form of stock options.

    The Compensation Committee's executive compensation policies are designed to encourage superior performance and to provide levels of compensation that reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives.

    There are two elements to the Company's executive compensation: 1) Base Salary Compensation and 2) Stock Option Grants. Using the process described below, the Compensation Committee makes a subjective evaluation of the performance of each executive in establishing base salary and determining the amount, if any, of stock options to be granted to each executive.

    An additional factor considered by the Compensation Committee in determining executive compensation is competitive market pay for similar positions at companies with similar profiles to Lawter. This information may be obtained from time to time by the Compensation Committee by utilizing the services of an outside firm with extensive expertise and experience in providing such services.

BASE SALARY

    Base salary compensation is determined based on a subjective evaluation of the individual's potential impact on the Company, the skill and experience required for the job, the ongoing performance of the individual in the job and ongoing corporate performance. In evaluating corporate performance, the Compensation Committee considers various aspects of such performance, including earnings per share, sales, profits, return on equity, return on sales, and the Company's performance relative to both other companies in its industry and the general economy. The Compensation Committee also considers additional factors, including competitive market pay, as appropriate. The relative weights of corporate and individual performance may vary among individuals, and from year to year for the same individual.

    The Compensation Committee determined, effective January 1, 1996, to increase the salary of Mr. Jilek by 21%. This increase reflects the additional responsibilities taken on by Mr. Jilek. Effective January 1, 1996, Mr. Jilek was promoted from Vice President to President and Chief Operating Officer. This increase was also based on the Compensation Committee's subjective evaluation of the factors identified above, giving particular attention, with respect to corporate performance (since his last increase), to the sales volume increases, earnings, return on equity and return on sales and the Company's implementation of its modernization program.

STOCK OPTION GRANTS

    The Compensation Committee believes that stock options are very beneficial to aligning management's and shareholders' interest in the enhancement of shareholder value. In keeping with that philosophy, stock options are granted under the 1992 Non-Qualified Stock Option Plan to executive officers and other key employees of the Company based on a subjective evaluation of individual performance and corporate performance. In doing so, the Compensation Committee reviews the existing options held by each of the executive officers. The grant of stock options is intended to encourage ownership of the Company's Common Stock by officers and other key employees of the Company, to provide incentive for superior performance by such individuals, to attract and maintain employees of the highest caliber and, as a result, enhance shareholder value. Stock options are granted at the fair market value of the Company's Common Stock on the date of grant and will only have value if the Company's stock price increases.

    The Compensation Committee granted stock options to Mr. Horn in 1996 based upon the process referred to above. The Compensation Committee did not grant stock options to Mr. Jilek in 1996 since he received stock options grants on November 9, 1995.

CHIEF EXECUTIVE OFFICER

    Mr. O'Mahoney, the Chairman and Chief Executive Officer of the Company is evaluated based on the same criteria as other executive officers as mentioned above. The Compensation Committee determined, effective January 1, 1996, to increase the salary of Mr. O'Mahoney by 21%. This increase reflects the additional responsibilities taken on by Mr. O'Mahoney. Effective January 1, 1996, Mr. O'Mahoney was promoted from Vice President to Vice Chairman and Chief Executive Officer. This increase was also based on the Compensation Committee's subjective evaluation of the factors identified above, giving particular attention, with respect to corporate performance (since his last increase), to the sales volume increases, earnings, return on equity and return on sales and the Company's implementation of its modernization program. The Compensation Committee did not grant stock options to Mr. O'Mahoney in 1996 since he received stock options grants on November 9, 1995.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    The Company's Compensation Committee has been advised of the effect of
Section 162(m) of the Code, imposing a limitation on the deductibility for federal income tax purposes of compensation paid to certain executive officers. The Company believes its 1992 Non-Qualified Stock Option Plan, as proposed to be amended (see "Proposal to Approve an Amendment to the 1992 Non-Qualified Stock Option Plan"), qualifies as a "performance-based" compensation plan that would not be subject to such limitations. The other compensation currently paid to the Company's executive officers is not expected to exceed the limitation in
Section 162(m).

Compensation Committee:    William P. Clark                Leonard P. Judy
                           Arthur A. Hartman               Fred G. Steingraber

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Mr. Clark, Mr. Hartman, Mr. Judy and Mr. Steingraber, the four independent, non-employee directors.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
  ARRANGEMENTS

    The Company has employment agreements with John P. O'Mahoney and John P. Jilek that are activated only on a change in control. Until then, these employees remain subject to termination at will. The employment agreements with Mr. O'Mahoney and Mr. Jilek will become effective upon a "change in control" (defined as (i) an event that would be required to be reported as such pursuant to Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934; (ii) certain changes in membership of the Board of Directors; or (iii) for Mr. O'Mahoney, upon his failure to be re-elected as a director following the occurrence of either (i) or (ii) above). Providing that each individual is still serving as an officer at the time of such a change in control, the agreements provide that the Company will continue to employ Mr. O'Mahoney and Mr. Jilek for a period of two years after such change in control at a guaranteed minimum salary equal to his salary at the time thereof. The agreements also provide that Mr. O'Mahoney and Mr. Jilek may participate without discrimination in all of the Company's benefit plans available to its officers, prohibits Mr. O'Mahoney and Mr. Jilek from disclosing confidential information during or after employment and prohibits Mr. O'Mahoney and Mr. Jilek from working for a competitor of the Company during and for a period of eighteen months following the termination of employment. In the event that the location of the Company's office is changed by more than 150 miles for Mr. O'Mahoney and 25 miles for Mr. Jilek, or their positions and duties are changed following the agreement becoming effective upon a change in control, Mr. O'Mahoney and Mr. Jilek may terminate their agreements, whereupon their salary and benefits for the remainder of the term will become payable in a lump sum. Mr. O'Mahoney may also terminate his agreement upon a change in control by submitting written notice of such termination not less than six months nor more than 12 months from the change in control. In addition, if an excise tax is imposed pursuant to the applicable provisions of the Internal Revenue Code upon any payments to Mr. O'Mahoney or Mr. Jilek by the Company, the agreements provide that they will be paid an additional amount calculated so as to provide them with the same compensation they would have received had no excise tax been imposed.

    Pursuant to an agreement entered into in 1992, Mr. Horn is employed by the Company at a minimum salary of $100,000 per year. Under the terms of the agreement, Mr. Horn will be paid an additional $100,000 at the end of five years if he is still employed by the Company, or a pro-rata portion, based on the number of months worked, if he should retire or die sooner. The agreement prevents Mr. Horn from competing with the Company during and for three years following his employment with the Company. Mr. Horn has also signed a confidentiality agreement. The Company may terminate the agreement for cause.

EXECUTIVE COMPENSATION

    The table below sets forth the annual, long term and other compensation for services in all capacities to the Company for the three years ended December 31, 1996 of those persons who were (1) the Chief Executive Officer and (2) the other two most highly compensated executive officers of the Company in 1996 (the Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                    COMPENSATION
                                                                                  ----------------
                                                          ANNUAL COMPENSATION          AWARDS
                                                       -------------------------  ----------------
                                                                       OTHER         SECURITIES
                                                                      ANNUAL         UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR       SALARY    COMPENSATION   OPTIONS/SARS(#)   COMPENSATION(1)
------------------------------------------  ---------  ----------  -------------  ----------------  ----------------
John P. O'Mahoney (3).....................       1996  $  252,720      $16,400(2)            --        $   10,500
  Chairman and Chief                             1995     168,475       25,615(2)       150,000            11,793
   Executive Officer                             1994     140,755       44,110(2)        80,000             9,853

John P. Jilek.............................       1996     194,940           --               --            10,500
  President and Chief                            1995     157,250           --          100,000            11,008
   Operating Officer                             1994     152,000           --           80,000            10,640

Ludwig P. Horn............................       1996     100,000       20,000(4)        10,000             7,000
  Vice President                                 1995     100,000       20,000(4)            --             7,000

                                                 1994     100,000       20,000(4)        20,000             7,000

------------------------

(1) The total amounts shown in this column consist of Company contributions for the Growth Sharing Plan (the Company's defined contribution retirement plan).

(2) These amounts represent educational expenses paid by the Company for Mr. O'Mahoney's children who attended private schools as a result of being transferred from Ireland to Belgium in 1994 and to the United States in 1996.

(3) In 1995 and 1994, Mr. O'Mahoney's salary was paid in Belgian Francs. The U.S. dollars shown here are affected by exchange rates.

(4) This represents the amount earned by Mr. Horn pursuant to his 1992 employment contract with the Company.

COMPENSATION OF DIRECTORS

    Directors of the Company who are not officers or consultants were paid an annual fee of $11,000 plus $750 for each Board or Committee meeting attended in 1996. The annual directors' fee and amount paid for attendance at each meeting have been subsequently increased to $15,000 and $1,000, respectively. The previous increase in directors' fees was in 1991.

    Pursuant to the Company's 1995 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan"), each eligible director, upon his or her initial election by the stockholders to the Board of Directors, is automatically granted an option to purchase a total of 15,000 shares of Common Stock, and upon his or her next election, is automatically granted one additional option to purchase 15,000 shares of Common Stock. Each director of the Company who is eligible to be granted an option under the Directors Plan shall thereafter, subject to stockholder approval of the proposed amendment to the Directors Plan (see "Proposal to Approve an Amendment to the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors"), receive an automatic grant for 5,000 shares the third and each subsequent time he or she is elected a director by the stockholders.

STOCK OPTIONS

    Options are granted to officers and other key employees under the Company's 1992 Non-Qualified Stock Option Plan which is administered by the Compensation Committee. Shown below is information with respect to the grant and exercise of options during 1996 and the unexercised options held as of December 31, 1996 by the Named Officers.

                           OPTION/SAR GRANTS IN 1996

                                                          INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                      ----------------------------------------------------------    VALUE AT ASSUMED
                                        NUMBER OF       % OF TOTAL                                ANNUAL RATES OF STOCK
                                       SECURITIES      OPTIONS/ SARS     EXERCISE                  PRICE APPRECIATION
                                       UNDERLYING       GRANTED TO          OR                     FOR OPTION TERM(3)
                                      OPTIONS/SARS     EMPLOYEES IN     BASE PRICE   EXPIRATION   ---------------------
NAME                                  GRANTED(#)(1)       1996(2)         ($/SH)        DATE        5%($)      10%($)
------------------------------------  -------------  -----------------  -----------  -----------  ---------  ----------
Ludwig P. Horn......................       10,000             4.3%       $   11.25     1-9-2006   $  70,751  $  179,296

------------------------

(1) The option grants were non-qualified stock options. These options become exercisable one year after the grant date, which was January 9, 1996.

(2) The percentage shown in the table is based on total options granted to officers and other key employees in 1996 of 233,250 shares of the Company's Common Stock.

(3) The potential realizable values shown in the table are based on assumed annual rates of stock price appreciation compounded annually. The actual value of the options will depend on the market value of the Company's Common Stock on the dates the options are exercised. No realization of value from the options is possible without an increase in the price of the Company's Common Stock, which would benefit all stockholders commensurately.

                       AGGREGATED OPTION/SAR EXERCISES IN
                      1996 AND YEAR END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                    UNDERLYING                 IN-THE-MONEY
                                                             UNEXERCISED OPTIONS/SARS          OPTIONS/SARS
                                    SHARES                   AT DECEMBER 31, 1996(#)     AT DECEMBER 31, 1996(1)
                                  ACQUIRED ON     VALUE     --------------------------  --------------------------
NAME                              EXERCISE(#)  REALIZED(1)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
John P. O'Mahoney...............      13,333    $  21,199      250,000            --     $ 288,750    $        --
John P. Jilek...................      26,666       42,399      200,000            --       207,500             --
Ludwig P. Horn..................       6,666        8,933       25,000        10,000        11,250         13,750

------------------------

(1) The amounts reported here represent the mathematical differences before taxes between the aggregate exercise price and the market value on the actual dates of exercise or December 31, 1996 (if unexercised) rather than any actual net gain. Such amounts do not take into consideration the cost of funds used for purchase or additional taxes.

INDEBTEDNESS OF MANAGEMENT

    Under the terms of the stock option plan, officers may borrow funds from the Company in order to exercise their stock options. Interest is charged on the loans at the Company's effective rate to borrow funds, adjusted quarterly. During 1996, the Company's weighted average interest rate on borrowed funds was 4.5%. The stock purchased is held as collateral by the Company. The loans are repayable within eighteen months. During 1996, Mr. Jilek had a maximum amount borrowed of $291,548 and Mr. O'Mahoney had a maximum amount borrowed of $142,202. As of February 28, 1997, the amounts of the loans outstanding were $293,725 and $143,264 for Mr. Jilek and Mr. O'Mahoney, respectively.

    Under the terms of the Company's relocation policy, employees may borrow funds, on an interest-free basis, as a bridge loan, to buy a house in their new location of employment until their previous house is sold. During 1995, Mr. O'Mahoney, borrowed $567,500 under this policy after relocating from Belgium in order to purchase a house in the United States. This amount was repaid in full on January 31, 1996.

SHAREHOLDER RETURN PERFORMANCE GRAPH

    Shown below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the S&P Composite -- 500 Stock Index and a Specialty Chemicals Peer Group for the period of five years commencing January 1, 1992 and ending December 31, 1996, assuming the investment of $100 on January 1, 1992 and the full reinvestment of all dividends. The Specialty Chemicals Peer Group is composed of the following companies: Betz Laboratories, Inc., Cabot Corp., Chemed Corp., Ferro Corp., Imperial Chemical Industries, PLC, Intersystems, Inc./DE, Lawter International, Inc., Learonal, Inc., Loctite Corp., Morton International, Inc., Nalco Chemical Co., PPG Industries, Inc., Sherwin-Williams Co., Specialty Chemical Res. and Valspar Corp.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
  AMONG LAWTER INTERNATIONAL, INC., S&P 500 INDEX & SPECIALTY CHEMICALS INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHICS

                                                                   1991       1992       1993       1994       1995       1996
                                                                 ---------  ---------  ---------  ---------  ---------  ---------
Lawter International, Inc......................................      100.0      106.9      107.1       98.5       97.7      109.9
S&P 500........................................................      100.0      104.5      111.8      110.1      147.7      177.6
Specialty Chemicals Peer Group.................................      100.0       95.6      121.1      121.0      142.1      173.0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On December 31, 1995, Mr. Nordman resigned as President and Chief Operating Officer of the Company. He remains a Director and became a Consultant to the Company effective January 1, 1996. Under the terms of the Consulting Agreement, Mr. Nordman will provide information, advice, and assistance concerning operating, financial and administrative matters as requested by the Board of Directors or the Chief Executive Officer of the Company. Mr. Nordman will be available to provide these services an average of one and one-half days per week, and will be paid a fee of $100,000 per year. The Consulting Agreement is for two years.

    On January 9, 1996, the Company entered into an agreement with Mr. Terra, the Chairman of the Company at the time of the agreement, whereby the Company acquired a put option from Mr. Terra enabling the Company to sell any shares in Idexx Laboratories, Inc. ("Idexx") it purchased on the open market to Mr. Terra at a price $1.00 per share less than the Company's average purchase price per share net of commission. This option was only to be exercised by the Company if the price of Idexx was more than $1.00 per share less than the average purchase price per share paid by the Company. This option could have been exercised by the Company in whole between December 10, 1996 and December 20, 1996. The Company sold its Idexx shares at a gain in the open market during 1996.

    On April 25, 1996, the Company entered into an agreement with Mr. Terra, the Chairman of the Company at the time of the agreement, whereby the Company acquired a put option from Mr. Terra enabling the Company to sell any shares in Morton International, Inc. ("Morton") it purchased on the open market to Mr. Terra at a price $1.00 per share less than the Company's average purchase price per share net of commission. This option was only to be exercised by the Company if the price of Morton was more than $1.00 per share less than the average purchase price per share paid by the Company. This option could have been exercised by the Company in whole any time between April 25, 1996 and December 12, 1996 by giving at least 14 days prior notice to Mr. Terra specifying a date and a place for the closing of such purchase exercise which could not have been later than December 26, 1996. If the closing sale price of Morton common stock on the New York Stock Exchange on any date prior to December 12, 1996 was more than three dollars lower than the average purchase price, then Lawter was to immediately notify Mr. Terra in writing of such fact. Within three days of receipt of such fact, Mr. Terra could have delivered written notice to the chief executive officer of the Company requiring the Company to exercise the put option. On May 6, 1996, Mr. Terra purchased 208,700 shares of the Morton common stock from the Company at a price of $37.62 per share in accordance with the terms of the option.

                    PROPOSAL TO APPROVE AN AMENDMENT TO THE
               1992 NON-QUALIFIED STOCK OPTION PLAN -- PROPOSAL 2

    On February 18, 1997, the Board of Directors of the Company adopted an amendment (the "Amendment") to the Lawter International, Inc. 1992 Non-Qualified Stock Option Plan (the "Plan"). The Amendment: 1.) Limits the number of shares that an individual shall be granted to 300,000 in any calendar year and 2.) Allows an optionee to transfer options granted under the Plan to his spouse, his descendants or their spouses (including descendants by adoption), or a trust for any of the foregoing. The Amendment was adopted subject to stockholder approval. A description of the Plan, as proposed to be amended, is set forth below.

    The purpose of the Plan is to encourage ownership of Common Stock of the Company by key employees of the Company and its subsidiaries and to provide incentive for superior performance by such persons. The Board of Directors is of the opinion that the Plan advances the interests of the Company, its subsidiaries and stockholders of the Company, by enhancing the ability of the Company to attract and retain employees of the highest caliber. The principal features of the Plan are summarized below.

    The Plan is administered by a committee (the "Committee") of the Board of Directors of the Company. Except for options received under the provision of the Plan providing for fixed grants to non-employee directors prior to the 1995 amendment to the Plan and options received under the 1995 Non-Qualified Stock Option Plan for Non-Employee Directors, no member of the Committee is eligible to participant in the Plan or any other stock option, stock purchase or stock participation plan of the Company. The Committee designates the employees, including officers and directors who are employees of the Company, to receive options and determines the number of shares to be optioned to each and such other provisions of the options as it may deem necessary or desirable, subject to the limitations contained in the Plan.

    A maximum of 2,500,000 shares of Common Stock may be issued pursuant to options granted under the Plan with a maximum of 300,000 shares to any one person in a calendar year at a per share price of not less than 100% of the fair market value thereof on the date options are granted. Appropriate adjustments in the number of shares available for issuance or subject to outstanding options under the Plan and in the purchase price at which such options may be exercised shall be made to give effect to any stock split, stock dividend, recapitalization, reclassification of shares or similar change in the capital structure of the Company. Notwithstanding the foregoing, no options may be granted under the Plan to any employee who owns, at the time the option is granted, Common Stock representing more than 10% of the voting power of all classes of stock of the Company, unless the option price per share is at least 110% of the fair market value of the optioned shares at the time the option is granted.

    Options granted under the Plan shall be exercisable in whole or in part after the expiration of one year following the date of grant or upon the lapse of such additional period of time as the Committee shall determine, provided that no option granted under the Plan shall be exercisable after the expiration of ten years from the date of grant. The duration of the option may be reduced only upon termination of employment by the Company or the death of the optionee. Options shall not be transferable other than to an optionee's spouse, descendants or their spouses (including descendants by adoption), or a trust for any of the foregoing or by will or the laws of descent and distribution. Upon death of an optionee while in the employ of the Company, his or her options shall be exercisable only within a period of six months following death and then only by the persons to whom the deceased optionee's rights have passed by will or the laws of descent and distribution and if and to the extent that the optionee was entitled to exercise the option at the date of death.

    Options granted under the Plan shall be exercisable by the payment of the exercise price in cash, and loans may be provided by the Company to optionees at the discretion of the Committee for the purpose of financing the options and the payment of related expenses and taxes, subject to the terms and conditions as the Committee shall determine.

    Under present Federal income tax laws and regulations, the granting of an option will not result in Federal income tax consequences to either the Company or the Recipient. However, upon exercise of the option, a participant will recognize ordinary income measured by the excess of the then fair market value of the shares acquired upon exercise of the option over the option price.

    The amount of income recognized by the participant will be deductible by the Company in the taxable year in which ordinary income is recognized by the employee, if the applicable withholding requirements are met.

    The participant's basis in the stock acquired will be the option price plus any amount includable in the employee's gross income. If the employee retains the shares for the requisite holding period prescribed by the Internal Revenue Code, the gain or loss upon subsequent sale or exchange will be long-term capital gain or loss. Currently, the requisite holding period is more than one year. This holding period will generally commence on the date of the exercise of the option. For the purposes of determining gain or loss realized upon a subsequent sale or exchange, the participant's tax basis will be equal to the sum of the option price paid and the amount of ordinary income recognized on the date of exercise.

    The Plan may be suspended, discontinued or amended by the Board of Directors of the Company, although certain amendments are subject to stockholder approval. The Plan will terminate under the terms thereof on February 18, 2002, if not sooner terminated by the Board of Directors.

    As of March 3, 1997, the Company had options outstanding under the Plan for an aggregate of 1,824,450 shares of Common Stock at an average exercise price of $11.98 per share. The fair market value of the Common Stock on February 18, 1997 was $12.00. The following table sets forth options previously granted and outstanding held by individuals and members of the groups listed below:

                                                                                               NUMBER OF
NAME                                                                                            SHARES
--------------------------------------------------------------------------------------------  -----------
John P. O'Mahoney -- Chairman and CEO.......................................................     285,000
John P. Jilek -- President and COO..........................................................     220,000
Ludwig P. Horn -- Vice President............................................................      42,500
All executive officers as a group (4 persons)...............................................     588,100
All eligible employees who are not executive officers as a group (97 persons)...............     956,350
All non-employee directors as a group (5 persons)...........................................     280,000

    Proxies will be voted for or against approval of the proposed Amendment in accordance with the specification marked thereon, and will be voted in favor of approval if no specification is made. Approval requires a favorable vote of the holders of a majority of the shares of Common Stock present at the meeting in person or by proxy, assuming that a quorum is present. Abstentions will have the effect of a vote against approval and non-voted shares will have no effect, assuming a quorum is present.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE 1992 NON-QUALIFIED STOCK OPTION PLAN.

                      PROPOSAL TO APPROVE AN AMENDMENT TO
                    THE 1995 NON-QUALIFIED STOCK OPTION PLAN
                    FOR NON-EMPLOYEE DIRECTORS -- PROPOSAL 3

    BACKGROUND. The Board of Directors has previously adopted, and stockholders have previously approved, the Company's 1995 Non-Qualified Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan currently provides that directors who are not employees of the Company receive an automatic grant of options to purchase 15,000 shares of Common Stock upon their initial election as directors, and an additional grant of options to purchase 15,000 shares of Common Stock upon election to a second term as directors.

    PROPOSED AMENDMENT. The Board of Directors has adopted, and recommends that stockholders approve, an amendment to the Directors Plan pursuant to which, in addition to the automatic grants currently provided, each eligible director would receive an automatic grant of options to purchase 5,000 shares of Common Stock on his or her third and each subsequent election as a director. In addition, the proposed amendment would permit the transfer of options to members of the director's family or trusts for their benefit. The purpose of the proposed amendment is to provide directors with additional favorable opportunities to become holders of Common Stock over a period of years thereby increasing their stake in the growth and prosperity of the Company and enhancing their ability to represent the viewpoint of other stockholders more effectively. The Company also believes that the cash compensation paid to its directors is relatively low, and that the proposed amendment will help encourage directors of the Company to continue serving as such.

    Set forth below is a description of the Directors Plan, as proposed to be amended.

    The Directors Plan provides that each eligible director, upon his or her initial election by the stockholders to the Board of Directors, shall be automatically granted an option to purchase a total of 15,000 shares of Common Stock, and upon his or her next election, shall be automatically granted one additional option to purchase 15,000 shares of Common Stock. Each director of the Company who is eligible to be granted an option under the Directors Plan shall thereafter, subject to stockholder approval of the proposed amendment to the Directors Plan, receive an automatic grant for 5,000 shares the third and each subsequent time he or she is elected a director by the stockholders. An aggregate of 300,000 shares is available for option grants under the Directors Plan. Such options are not intended to be treated as incentive stock options as defined in Section 422A of the Internal Revenue Code. Upon adoption of the

Directors Plan, options covering a total of 120,000 shares of Common Stock were awarded to eligible directors.

    Options granted under the Directors Plan have a term of 10 years, subject to earlier expiration if the optionee's service as a director terminates, and no options under the Directors Plan may be granted after February 13, 2005. Options may not be transferred other than by will, by the laws of descent and distribution, or pursuant to a qualified domestic relations order, except that options may be transferred to an optionee's spouse, descendants (or their spouses) or a trust for any of the foregoing. Options granted under the Directors Plan become exercisable one year after the date of grant. If an option expires or is terminated or canceled unexercised as to any shares, such unused shares may be optioned again. Shares subject to options may be made available from unissued or reacquired shares of Common Stock.

    The exercise price of options shall be the fair market value of the Common Stock on the date of grant. The exercise price is payable in cash or by a certified bank check payable to the order of the Company. In the event that shares of Common Stock are changed by a stock dividend, split, or combination of shares, merger, consolidation, or reorganization of the Company with any other corporation or corporations in which holders of the Common Stock receive other securities, or any other relevant change in the capitalization of the Company, a proportionate or equitable adjustment will be made in the number or kind of shares subject to the Directors Plan and in the exercise price.

    The Company may require an optionee to satisfy the tax withholding obligation by payment to the Company at the time of exercise of an amount equal to the amount of the withholding tax. Where the Company determines that it is necessary or desirable to list, register, or qualify the shares subject to an option on any securities exchange or under any state or federal law, or to obtain consent or approval of any governmental regulatory body, the option may not be exercised unless such listing, registration, qualification, consent, or approval has been effected or obtained free of any conditions not acceptable to the Company. The Company may also require an optionee to agree not to dispose of the shares acquired upon exercise of the option for a limited period.

    The Board of Directors may amend or discontinue the Directors Plan at any time, provided that no amendment or discontinuance may, without the consent of the optionee, change or impair any option previously granted, or without the approval of stockholders, materially increase the benefits accruing to participants under the Directors Plan, materially increase the number of securities which may be issued under the Directors Plan, or materially modify the requirements as to eligibility for participation in the Directors Plan. In any event, the Board of Directors may not amend provisions of the Directors Plan relating to the amount and price of securities to be issued under the Directors Plan, or the timing of such issuances, more than once every six months, other than to comply with relevant changes in the law.

    FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTORS PLAN. The following is intended only as a brief summary of the federal income tax rules relevant to stock options issued under the Directors Plan. These rules are highly technical and subject to change in the future.

    In general, an optionee will not recognize any taxable income, and the Company will not be entitled to a deduction, upon the grant of a non-qualified stock option ("NQO"). Upon the exercise of an NQO where the exercise price is paid in cash, the optionee will recognize ordinary income equal to the excess of the fair market value of the shares acquired over the option exercise price. The amount of such excess is generally determined by reference to the fair market value of the Common Stock on the date of exercise. An optionee's basis in the stock received will equal such stock's fair market value on the date of exercise. The Company will be entitled to a deduction equal to the compensation taxable to the optionee.

    Upon the sale of shares acquired pursuant to the exercise of an NQO, an optionee will recognize capital gain or loss equal to the difference between the selling price of the shares and the optionee's basis in the shares. Such capital gain or loss will be long-term gain or loss if the optionee has held the shares for more than one year. The Company will not be entitled to any deduction with respect to any capital gain recognized by the optionee.

    The following table identifies the current non-employee directors of the Company, all of whom have been nominated for reelection at the Annual Meeting, and sets forth certain information with respect to options previously received by such individuals under the Directors Plan and options which will be received by such directors if they are reelected at the Annual Meeting, assuming stockholder approval of the proposed amendment.

                                                                    OUTSTANDING         OPTIONS TO BE
                                                                      OPTIONS             RECEIVED
NAME                                                             (NUMBER OF SHARES)  (NUMBER OF SHARES)
---------------------------------------------------------------  ------------------  -------------------
William P. Clark...............................................          30,000               5,000
Arthur A. Hartman..............................................          30,000               5,000
Leonard P. Judy................................................          30,000               5,000
Fred G. Steingraber............................................          30,000               5,000
All directors who are not executive officers
 as a group (4 persons)........................................         120,000              20,000

    Proxies will be voted for or against approval of the amendment to the Directors Plan in accordance with the specification marked thereon, and will be voted in favor of approval if no specification is made. Approval requires a favorable vote of the holders of a majority of the shares of common stock present at the meeting in person or by proxy, assuming that a quorum is present. Abstentions will have the effect of a vote against approval, and non-voted shares will have no effect, assuming that a quorum is present.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 NON-QUALIFIED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                            EXPENSES OF SOLICITATION

    The costs and expenses of solicitation of proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited personally by telephone or telegram by directors, officers and other employees of the Company. No arrangements have been made or are presently contemplated for the assistance of any professional proxy solicitors. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock of the Company.

                                 OTHER MATTERS

    The Company expects to select the firm of Arthur Andersen LLP as its independent public accountants for the next fiscal year. The selection is normally based upon the Audit Committee's recommendation to the Board of Directors. Representatives of Arthur Andersen LLP are expected to be present at the stockholders' meeting to make a statement if they so desire and to be available to respond to appropriate questions.

    The management is not aware of any other matters to be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 1998 annual meeting of stockholders must be received by the Company not later than November 20, 1997 for inclusion in the issuer's proxy statement and form of proxy relating to that meeting. Any such proposal must relate to a matter which is proper for consideration at such a meeting and not of the type which the Company is specifically permitted to omit by the regulations of the Securities and Exchange Commission.

                                          MARK W. JOSLIN
                                          SECRETARY

PROXY                     LAWTER INTERNATIONAL, INC.                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 24, 1997.


     The undersigned appoints William P. Clark, John P. O'Mahoney and John P. Jilek, or any of them, proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Stockholders of Lawter International, Inc., to be held on April 24, 1997, at 10:00 a.m., Chicago time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all the Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors and proposals 2 and 3.

The Board of Directors recommends a vote FOR the election of Directors and proposals 2 and 3.


YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE
                              SIDE AND RETURN IT
                    PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          LAWTER INTERNATIONAL, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[                                                                              ]


                                                        For All
                                       For   Withheld   Except
1. Election of Directors --            / /     / /        / /     ______________
   NOMINEES: W. Clark, A. Hartman,                                   Nominee
   J. Jilek, L. Judy, R. Nordman,                                   Exception
   J. O'Mahoney, F. Steingraber
                                       For   Against    Abstain
2. Proposal to amend the 1992          / /     / /        / /
   Non-Qualified Stock Option Plan.
                                       For   Against    Abstain
3. Proposal to amend the 1995          / /    / /        / /
   Non-Qualified Stock Option Plan
   for Non-Employee Directors.


The undersigned acknowledges receipt of the Notice of Annual
Meeting of Stockholders and of the Proxy Statement.


Dated ______________________________________, 1997

Signatures _______________________________________

Signatures _______________________________________

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.